Exhibit 10.3

WHITING PETROLEUM CORPORATION

PERFORMANCE SHARE UNIT AWARD AGREEMENT

(Officer Form)

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [●], 20[●] by and between Whiting Petroleum Corporation, a Delaware corporation with its principal offices at Denver, Colorado (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

W I T N E S S E T H :

WHEREAS, the Company has adopted the Whiting Petroleum Corporation 2013 Equity Incentive Plan (the “Plan”) to permit shares of the Company’s common stock (the “Stock”) or cash to be awarded to certain key salaried employees and non-employee directors of the Company and any affiliate of the Company; and

WHEREAS, the Participant is an employee of the Company or one of its affiliates, and the Company desires such person to remain in such capacity and to further an opportunity for his or her stock ownership in the Company in order to increase his or her proprietary interest in the success of the Company;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.    Award of PSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant the number of performance share units (“PSUs”) set forth on the signature page hereof as the target number of PSUs subject to this Agreement (the “Target PSUs”).

2.    Determination of PSUs Earned.

(a)    The number of PSUs earned (the “Earned PSUs”) will equal the sum of the number of PSUs earned for each of the three performance periods set forth on Exhibit A (each, a “Performance Period”). The number of PSUs earned for a particular Performance Period shall equal the product of (a) one-third (1/3) of the Target PSUs multiplied by (b) the earned percentage (the “Earned Percentage”) for that Performance Period, determined as set forth on Exhibit A. The Compensation Committee (the “Committee”) of the Board of Directors of the Company will make all final determinations regarding the number of Earned PSUs for each Performance Period on a date within six weeks following the end of the applicable Performance Period (each such date, a “Determination Date”); provided, however, that, subject to Section 2(b), such Earned PSUs shall remain subject to the Participant’s satisfaction of the employment requirements of Section 4. Any PSUs determined not to be earned on the Determination Date applicable to such PSUs shall be forfeited on such Determination Date.

(b)    If the Participant’s employment with the Company and its affiliates terminates prior to the Determination Date following the final Performance Period (the “Final Determination Date”) as a result of (i) the Participant’s Retirement (as defined below) or (ii) the Participant’s death when the Participant is Retirement-eligible (either of (i) or (ii), a “Qualifying Termination”), then the Participant shall be eligible to receive a pro rata portion of the PSUs as Earned PSUs. Such pro rata portion shall be equal to, for each one-third (1/3) of the total PSUs subject to this Agreement subject to a Performance Period (each “Tranche”), the product of (A) the Earned Percentage applicable to the Tranche of PSUs multiplied by (B) the quotient of (x) the number of days during the Performance Period applicable to the Tranche of PSUs on which the Participant was employed by the Company or an affiliate divided by (y) the total number of days in the Performance Period applicable to the Tranche of PSUs.

(c)    “Retirement” shall mean the termination of the Participant’s employment (i) following the Participant’s having reached the age of sixty (60) with at least ten (10) years of service as an employee of the Company or one of its affiliates and (ii) at a time when Participant’s employment could not have been terminated for Cause (as defined in the Executive Employment and Severance Agreement between the Participant and the Company).

3.    Settlement of PSUs.

(a)    As soon as reasonably practicable (but no more than thirty (30) days) after the Determination Date following the end of the final Performance Period (the “Final Determination Date”), the Company will issue to the Participant a number of Shares (or pay cash to the extent provided by Section 3(b)) equal to the number of the Earned PSUs determined to be earned on the Final Determination Date and the preceding Determination Dates; provided, however, that if the Participant’s employment with the Company terminates prior to the Final Determination Date as a result of a Qualifying Termination, then the Company will issue to the Participant a number of Shares (or pay cash to the extent provided by Section 3(b)) equal to the number of PSUs determined to be Earned PSUs pursuant to Section 2(b) as follows:

(i)    if the Qualifying Termination occurs at or prior to the end of the first Performance Period, then (A) Shares subject to any Earned PSUs to which the first Performance Period applies (“First Tranche Earned PSUs”) shall be issued during the first quarter of the first calendar year following the calendar year in which such termination of employment occurs, (B) Shares subject to any Earned PSUs to which the second Performance Period applies (“Second Tranche Earned PSUs”) shall be issued (or cash paid to the extent provided in Section 3(b)) during the first quarter of the second calendar year following the calendar year in which such termination of employment occurs and (C) Shares subject to any Earned PSUs to which the third Performance Period applies (“Third Tranche Earned PSUs”) shall be issued (or cash paid to the extent provided in Section 3(b)) within thirty (30) days following the Final Determination Date.

(ii)    if the Qualifying Termination occurs after the end of the first Performance Period, then (A) Shares shall be issued (or cash paid to the extent provided in Section 3(b)) in settlement of any First Tranche Earned PSUs and any Second Tranche Earned PSUs during the first quarter of the first calendar year following the calendar year in which such termination of employment occurs and (B) Shares shall be issued (or cash paid to the extent provided in Section 3(b)) in settlement of any Third Tranche Earned PSUs within thirty (30) days following the Final Determination Date.

(b)    Notwithstanding anything to the contrary herein:

(i)    To the extent the total number of Shares that would otherwise be issued to the Participant in settlement of PSUs pursuant to the terms of this Agreement exceeds the Target PSUs (which, for purposes of clarity, shall be the Target PSUs on the date of this Agreement), the Participant shall be paid cash equal to the Fair Market Value of such excess Shares in lieu of being issued Shares.

(ii)    If the PSUs are deferred compensation subject to Section 409A of the Code, and if the Participant is a “specified employee” as of the date of his or her “separation from service” (as those terms are defined in Section 409A of the Code), then the issuance of any Shares or other payment in settlement of PSUs that would otherwise be made upon the date of the Participant’s separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued or paid on the date that is six (6) months and one day after the date of the Participant’s separation from service, but only if such delay in the issuance or other payment is necessary to avoid the imposition of additional taxation on the Participant in respect of the Shares under Section 409A of the Code.

4.    Other Termination of Employment or Death Prior to Retirement Eligibility. If the Participant’s employment with the Company and its affiliates is terminated other than in a Qualifying Termination (including death prior to Retirement Eligibility) prior to the Final Determination Date, then all PSUs shall be forfeited as of the date on which such termination occurs.

5.    Rights as a Shareholder; Dividend Equivalents. The Participant shall not have any rights of a shareholder with respect to the Shares underlying the PSUs (including, without limitation, any voting rights or any right to dividends), until the Shares have been issued hereunder. If, however, after the grant date of the PSUs and prior to the settlement date, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company shareholders the Participant shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to the Participant if the Participant owned a number of Shares equal to the number of PSUs subject to this Agreement as of such record date. The dividend equivalents will be deemed to be reinvested in additional performance share units (determined by multiplying the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) and will be subject to the same terms and conditions, and shall be earned, vested, settled or forfeited (if applicable) at the same time and to the same extent, as the PSUs to which they are attributable.

6.    Tax Withholding. As a condition of receiving this award of PSUs, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the PSUs, or the Participant may elect to have the Company satisfy such withholding obligations by withholding a number of Shares otherwise issuable or cash otherwise payable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. If the Participant does not make such payment or election, then the Company or an affiliate may withhold such taxes from other amounts owed to the Participant or may choose to satisfy the withholding obligations by withholding Shares otherwise issuable or cash otherwise payable hereunder in accordance with the preceding sentence.

7.    No Right to Employment or Service; Forfeiture for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other agreement with the Company or any affiliate, then any PSUs that have not previously been forfeited shall be forfeited immediately effective as of the date on which such breach occurs.

8.    Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded performance share units.

9.    Transferability. The Participant may not transfer any interest in the PSUs other than under the Participant’s will or as required by the laws of descent and distribution. The PSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the PSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any Shares issued hereunder that have not been registered under the Securities Act of 1933, as amended (the “Act”) (a) he or he or she will not sell or otherwise dispose of such Shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the Shares to such effect.

10.    Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(b)    This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)    The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)    Any notice, filing or delivery hereunder or with respect to the PSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid, or by personal delivery.

(e)    This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(f)    This Agreement is subject in all respects to the terms and conditions of the Plan, and the PSUs shall be considered Performance Units for purposes of the Plan.

11.    Change in Control. Notwithstanding any other provision to the contrary contained in this Agreement, effective upon a Change in Control (as defined in the Plan) that occurs prior to the end of the last Performance Period, a number of PSUs equal to the sum of the PSUs described in (a) and (b) below shall be deemed to have been earned and shall be settled in Shares (or cash, to the extent provided by Section 3(b)) as of the date of the Change in Control (provided that such PSUs have not previously been forfeited or settled pursuant to the terms of this Agreement):

(a)    with respect to each Performance Period that has been completed as of the date of the Change in Control (if any), the number of PSUs earned for such completed Performance Period; and

(b)    with respect to each Performance Period that has not been completed as of the date the Change in Control occurs, one-third (1/3) of the Target PSUs (subject to, if the Participant has had a Qualifying Termination prior to the Change in Control, pro ration pursuant to Section 2(b)); provided that, if the terms of any employment or similar agreement in effect between the Participant and the Company or an affiliate as of the date of the Change in Control provide a better result, then the relevant provisions of such agreement are deemed incorporated by reference herein for such purpose and such provisions shall supercede the foregoing.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

WHITING PETROLEUM CORPORATION

By:
«Name»

Target PSUs: